RENT-WAY REPORTS FISCAL 2005 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Full Year Rental Business Revenues Up 3.9%; Full Year Same Store Rental Business Revenues Up 2.1%; Opens 44 New Stores in Fiscal Year

ERIE, Pa. December 13, 2005, PRNewswire ¯ First Call/ ¯ Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fourth quarter and fiscal year ended September 30, 2005.

For the fiscal 2005 fourth quarter, the company reported consolidated revenues of $125.1 million, up from $121.3 million in the same quarter of last year. Revenues from the company’s core rental business (which excludes the company’s dPi Teleconnect unit) were $121.5 million, up 4.6% from $116.2 million in the same quarter last year. For the quarter, same store revenues increased 1.4%. Consolidated operating income was $3.0 million, down from $5.5 million in the same period last year. Consolidated net income was $4.3 million versus consolidated net income of $3.9 million in last year’s quarter. Net income allocable to common stockholders was $3.8 million compared with $3.3 million in the 2004 fourth quarter. Net income was positively impacted by a $9.0 million adjustment in the 2005 quarter and a $7.2 million adjustment in the 2004 quarter related to the conversion feature of the company’s preferred stock. This positive adjustment is reversed in the calculation of net income per diluted share, resulting in a net loss per diluted share of $(0.16) in the 2005 quarter and $(0.11) in last year’s quarter.

For the fiscal 2005 full year, the company reported consolidated revenues of $515.9 million, up from $504.7 million in the prior year. Revenues from the company’s core rental business were $499.2 million, up 3.9% from $480.5 million last year. For the full fiscal year, same store revenues increased 2.1%. Consolidated operating income was $40.7 million, compared to $41.1 million in the prior year. Consolidated net income for the year was $10.5 million, up from $9.1 million last year. Net income allocable to common stockholders for fiscal 2005 was $8.3 million, or $0.27 per diluted share, versus $7.3 million, or $0.25 per diluted share in fiscal 2004.

“Our fourth quarter results reflect both the difficult business conditions retailers faced, with customers suffering through record high gas prices, and the impact of Hurricanes Katrina and Rita,” stated William Short, Rent-Way’s President. “Despite the quarter’s challenges and the drag of our new store investments, the fiscal year was solidly profitable, with full year operating income at the high end of our forecasted range. If you back out new stores, the effects of the hurricanes and a $2.2 million one-time write-off we took in the fourth quarter related to a change in our jewelry vendor, full year operating income would have been $52.1 million, or a 10.1% operating margin,” continued Mr. Short. “Although the quarter did not meet our expectations, we are already seeing a return to more historical business performance in the first quarter of fiscal 2006. Customer traffic is on the increase, and through November, our potential weekly rental revenue growth is outpacing that of the first quarter last year. We are encouraged by this rebound, and intend to continue to pursue growth and greater profitability in fiscal 2006,” concluded Mr. Short.

William McDonnell, Rent-Way’s Senior Vice President and CFO commented, “We achieved over 99% of the bottom range of our full year rental revenue forecast and hit the high end of our full year operating income forecast. Largely due to the difficult industry conditions and other factors discussed above, we missed our fourth quarter forecasts. We opened 44 new stores in fiscal 2005 and intend to continue to open new stores in fiscal 2006. We are also actively looking for well priced store acquisition opportunities that can be folded into our existing portfolio,” concluded Mr. McDonnell.

The company reported EBITDA for the 2005 fourth quarter and full year of $6.6 million and $56.7 million, respectively. EBITDA for the company is operating income plus depreciation of property and equipment and amortization of other intangibles. The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The company reported net cash provided by operations for the fourth quarter and fiscal year of $18.3 million and $12.2 million, respectively. A reconciliation of EBITDA to net cash provided by operating activities is presented in the chart of supplemental information attached to this release.

The company expects that 2006 full year rental revenues will increase by 3-4% over 2005 and that same store revenues will be flat to slightly positive. The company expects to provide guidance on fiscal 2006 full year revenues and operating income in mid-January.

The financial results discussed above and presented with this press release reflect the previously announced restatement of the company’s 2005 first quarter and 2004 and 2003 full year financial results. The full restatements will be set forth in the company’s fiscal 2005 Form 10-K which the company expects to file not later than December 29, 2005, within the 15-day automatic extension period permitted by SEC rules. The financial results discussed above and presented with this press release are preliminary and are subject to completion and audit of full financial statements for the three years ended September 30, 2005 to be set forth in the company’s fiscal 2005 Form 10-K.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 792 stores in 34 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “project,” “anticipate,” “believe,” “expect,” “intend,” “will,” “may,” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies; (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls; (3) the company’s ability to retain existing senior management and to attract additional management employees; (4) general economic and business conditions, including the impact of historically high gasoline prices and weather-related and other catastrophes on the company and the demand for the company’s products and services; (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction; (6) competition in the rental-purchase industry, including competition with traditional retailers; (7) the company’s ability to make principal and interest payments on its high level of outstanding debt; (8) the company’s ability to open new stores and cause those new stores to operate profitably; and (9) the company’s ability to complete the previously announced required restatements of its historical financial statements and to obtain audit opinions thereon and to file its 2005 Form 10-K on a timely basis. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (unaudited) (all dollars in thousands)

	September 30, 2005	September 30, 2004
		Restated

Cash and cash equivalents	$ 6,439	$ 3,412
Prepaid expenses	8,355	8,495
Rental merchandise, net	194,178	173,930
Total Assets	459,003	431,127

Accounts payable	23,744	26,187
Debt	221,313	203,934
Total Liabilities	322,840	302,101
Shareholders' Equity	118,234	109,236

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (all dollars in thousands except per share data)

	For the three months ended September 30,					For the twelve months ended September 30,
	2005			2004		2005		2004
				Restated				Restated
Revenues:
Rental revenue	$104,592	83.6%		$100,775	83.1%	$433,189	84.0%	$417,290	82.7%
Prepaid phone service revenue	3,773	3.0%		5,292	4.4%	17,389	3.4%	24,967	4.9%
Other revenues	16,734	13.4%		15,255	12.6%	65,313	12.7%	62,453	12.4%

Total Revenues	125,099	100.0%		121,322	100.0%	515,891	100.0%	504,710	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	33,066	26.4%		31,572	26.0%	133,537	25.9%	132,922	26.3%
Property and equipment	3,627	2.9%		4,091	3.4%	15,771	3.1%	16,330	3.2%
Amortization of intangibles	(28)	0.0%		81	0.1%	223	0.0%	391	0.1%
Cost of prepaid phone service	2,312	1.8%		3,392	2.8%	10,773	2.1%	16,398	3.2%
Salaries and wages	33,672	26.9%		33,675	27.8%	138,836	26.9%	134,227	26.6%
Advertising, net	5,767	4.6%		4,748	3.9%	21,291	4.1%	20,136	4.0%
Occupancy	9,737	7.8%		8,570	7.1%	37,612	7.3%	33,997	6.7%
Restructuring costs	--	0.0%		--	0.0%	--	0.0%	48	0.0%
Other operating expenses	33,987	27.2%		29,660	24.4%	117,120	22.7%	109,171	21.6%

Total costs and operating expenses	122,140	97.6%		115,789	95.4%	475,163	92.1%	463,620	91.9%
Operating income	2,959	2.4%		5,533	4.6%	40,728	7.9%	41,090	8.1%
Other income (expense):
Interest expense	(7,009)	-5.	.6%	(7,403)	-6.1%	(28,670)	-5.6%	(30,322)	-6.0%
Interest income	88	0.1%		4	0.0%	111	0.0%	797	0.2%
Amortization of deferred financing costs	(303)	-0.2%		(276)	-0.2%	(1,158)	-0.2%	(1,025)	-0.2%
Other income (expense), net	9,757	7.8%		7,931	6.5%	5,156	1.0%	6,439	1.3%

Income before income taxes and discontinued operations	5,492	4.4%		5,789	4.8%	16,167	3.1%	16,979	3.4%
Income tax expense	1,175	0.9%		1,395	1.1%	5,360	1.0%	5,580	1.1%

Income before discontinued operations	4,317	3.5%		4,394	3.6%	10,807	2.1%	11,399	2.3%
Income (loss) from discontinued operations	7	0.0%		(531)	-0.4%	(355)	-0.1%	(2,253)	-0.4%

Net income	$4,324	3.5%		$3,863	3.2%	$10,452	2.0%	$9,146	1.8%

Preferred stock dividend and accretion of preferred stock	(566)	-0.5%		(518)	-0.4%	(2,185)	-0.4%	(1,805)	-0.4%

Net income allocable to common shareholders	$3,758	3.0%		$3,345	2.8%	$8,267	1.6%	$7,341	1.5%

Earnings (loss) per common share:
Basic earnings per common share
Income before discontinued operations	$0.16			$0.17		$0.41		$0.44

Net income allocable to common shareholders	$0.14			$0.13		$0.31		$0.28

Diluted earnings (loss) per common share
Income (loss) before discontinued operations	$(0.16)			$(0.10)		$0.28		$0.33

Net income (loss) allocable to common shareholders	$(0.16)			$(0.11)		$0.27		$0.25

Weighted average common shares outstanding:
Basic	26,320			26,242		26,265		26,177

Diluted	30,111			29,884		30,049		29,938

Calculation of EBITDA and Reconciliation of Net Cash Provided by Operations to EBITDA
For the Three and Twelve Months Ended September 30, 2005 and 2004
(all dollars in thousands)

	Three Months Ended		Twelve Months Ended
	09/30/05 (unaudited)	09/30/04 (unaudited)	09/30/05 (unaudited)	09/30/04 (unaudited)
		Restated		Restated
Calculation of EBITDA

Operating income	$2,959	$5,533	$40,728	$41,090
Depreciation - property and equipment	3,627	4,091	15,771	16,330
Amortization of intangibles	(28)	81	223	391

EBITDA	$6,558	$9,705	$56,722	$57,811

Reconciliation of Net Cash Provided by Operations to EBITDA

	Three Months Ended		Twelve Months Ended
	09/30/05 (unaudited)	09/30/04 (unaudited)	09/30/05 (unaudited)	09/30/04 (unaudited)
		Restated		Restated
Net cash provided by operating activities	$18,288	$21,379	$12,176	$26,686
Net cash (provided by) used in discontinued operations	(7)	531	355	1,226
Adjustments to reconcile net income to net cash provided by
operating activities	(29,044)	(30,432)	(153,092)	(153,954)
Changes in assets and liabilities	15,087	12,385	151,013	135,188
Depreciation - property and equipment	3,627	4,091	15,771	16,330
Amortization of intangibles	(28)	81	223	391
Interest expense	7,009	7,403	28,670	30,322
Interest income	(88)	(4)	(111)	(797)
Amortization of deferred financing costs	303	276	1,158	1,025
Other income	(9,757)	(7,931)	(5,156)	(6,439)
Income taxes	1,175	1,395	5,360	5,580
(Income) loss from discontinued operations	(7)	531	355	2,253

EBITDA	$6,558	$9,705	$56,722	$57,811

Reconciliaton of Operating Income to Operating Income Excluding New Stores Operating Loss, Losses due to Hurricanes, and Jewelry Write Off

Operating income, as reported	$40,728
Excluded items:
New stores operating loss	7,107
Losses due to hurricanes	1,997
Jewelry write off	2,227

Operating income excluding New Stores Operating Loss,
Losses Due to Hurricanes, and Jewelry Write Off	$52,059